Exhibit 99.1

Discovery Labs Reports Second Quarter 2008 Financial Results

Warrington, PA — August 6, 2008 — Discovery Laboratories, Inc. (Nasdaq: DSCO) today announced financial results for the second quarter ended June 30, 2008. The Company will host a conference call today at 10:00 AM EDT. The call-in number is 866-332-5218.

For the quarter ended June 30, 2008, the Company reported a net loss of $10.2 million (or $0.11 per share) on 96.7 million weighted average common shares outstanding compared to a net loss of $10.4 million (or $0.12 per share) on 83.8 million weighted average common shares outstanding for the same period in 2007. For the six months ended June 30, 2008, the Company reported a net loss of $19.9 million (or $0.21 per share) on 96.7 million weighted average common shares outstanding compared to a net loss of $18.7 million (or $0.24 per share) on 76.9 million weighted average common shares outstanding for the same period in 2007. As of June 30, 2008, the Company had 96.8 million common shares outstanding.

As of June 30, 2008, the Company had cash and marketable securities of $33.4 million. In the second quarter 2008, cash burn from operating activities, capital expenditures and debt service was $8.2 million. The Company also has access to two Committed Equity Financing Facilities (CEFF). The CEFF allows the Company, at its discretion, to raise capital (subject to certain conditions, including price and volume limitations) to support its business plans. As of June 30, 2008, under the 2008 CEFF, approximately 19.3 million shares were available for issuance for future financings (not to exceed an aggregate of $60.0 million) and, under the 2006 CEFF, approximately 5.2 million shares were available for issuance for future financings (not to exceed an aggregate of $35.5 million). The 2008 CEFF expires in June 2011 and the 2006 CEFF expires in April 2009. Under the terms of the CEFF, the Company determines the exact timing and amount of any CEFF financings, subject to certain conditions.

Robert J. Capetola, Ph.D., President and Chief Executive Officer of Discovery Labs, commented, “The Company is focused on gaining FDA approval of Surfaxin by providing the FDA with the additional information outlined in the May 1 Approvable Letter and clarified in our June 18 meeting. Current assessment of our timelines and plans continues to support the submission of our Complete Response to the Approvable Letter and, assuming a Class 1 review period, potential FDA approval for Surfaxin in 2008. While we work to achieve this milestone, we are diligently managing our financial resources, planning a cash burn from operations, capital expenditures and debt service of $7.0 million for the third quarter, and have already offset a significant portion of this burn with the judicious use of the CEFF.”

Second Quarter 2008 Financial Results:

The net loss for the quarter ended June 30, 2008 was $10.2 million compared to $10.4 million for the same period in 2007. Included in the second quarter 2008 and 2007 net loss is a charge of $1.2 million and $1.7 million, respectively, associated with stock-based compensation expense per Financial Accounting Standards No. 123R (FAS 123(R)).

The primary components of the second quarter 2008 results included:

•
$2.5 million of revenue associated with completion of the technology transfer of the capillary aerosolization technology in accordance with the modified license agreement with Chrysalis. Payment of this $2.5 million is expected in the third quarter of 2008. Under the modified agreement, Chrysalis agreed to pay $4.5 million to the Company to support further development of the capillary aerosolization technology. In the second quarter of 2008, the Company received $2.0 million associated with the execution of the modified agreement in the first quarter of 2008.

•
research and development expenses of $7.4 million associated with (a) manufacturing development and quality assurance and analytical activities to support the production of clinical and potential commercial drug requirements for Surfaxin and the Company’s Surfactant Replacement Therapy (SRT) pipeline, (b) development of the Company’s capillary aerosolization technology for the delivery of aerosolized SRT, (c) development of new formulations of the Company’s surfactant technology, (d) internal research and development capabilities (scientific and clinical trial management, regulatory compliance, data management and biostatistics), (e) medical affairs (including medical science liaisons) to provide scientific and medical education support for Surfaxin and the Company’s SRT pipeline, and (f) direct expenses to advance the Company’s SRT pipeline, including the Aerosurf program and the Phase 2 clinical trial using Surfaxin in children up to the age of two with Acute Respiratory Failure (ARF).

•
general and administrative expenses of $5.1 million, including $1.8 million of pre-launch commercialization activities, related to the establishment of the Company’s own U.S. commercial operations, in anticipation of the approval of Surfaxin. In addition, $0.8 million is included in general and administrative expenses, associated with stock-based compensation per FAS123(R).

As of June 30, 2008, the Company had $9.9 million outstanding under its long-term loan with PharmaBio Development Inc. d/b/a Novaquest (a strategic investment group of Quintiles Transnational Corp.). The outstanding principal, together with all accrued and unpaid interest is due and payable on April 30, 2010.

The Company has a secured credit facility with GE Business Financial Services Inc. (GE) to finance capital expenditures. Effective May 30, 2008, the facility was amended to extend the term an additional six months through November 30, 2008 to provide support for the Company’s anticipated capital investments for the remainder of 2008. As of June 30, 2008, $4.4 million was outstanding under this facility ($2.9 million is classified as a current liability and $1.5 million is classified as a long-term liability) and $300,000 remained available.

About Discovery Labs

Discovery Laboratories, Inc. is a biotechnology company developing Surfactant Replacement Therapies (SRT) for respiratory diseases. Surfactants are produced naturally in the lungs and are essential for breathing. Discovery Labs’ technology produces a peptide-containing synthetic surfactant that is structurally similar to pulmonary surfactant. Discovery Labs believes that, with its proprietary technology, SRT has the potential, for the first time, to address a variety of respiratory diseases affecting neonatal, pediatric and adult patients.

SURFAXIN®, the Company’s lead product from its SRT pipeline, is the subject of an Approvable Letter from the FDA for the prevention of Respiratory Distress Syndrome in premature infants. SURFAXIN is also being developed for other neonatal and pediatric indications. AEROSURF™, Discovery Labs’ aerosolized SRT, is being developed to potentially obviate the need for intubation and conventional mechanical ventilation and holds the promise to significantly expand the use of surfactants in respiratory medicine. For more information, please visit our website at www.Discoverylabs.com.

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made, including, without limitation, the risks that: Discovery Labs may be unable to respond, if at all, to the recent approvable letter for Surfaxin within the anticipated timeline and the response, when filed, may not satisfy the FDA; the FDA or other regulatory authorities may not accept, or may withhold or delay consideration of, any applications that Discovery Labs may file for its products, or may not approve any such applications or may limit marketing of such products to particular indications or impose unanticipated label limitations; changes in the national or international political and regulatory environment may make it more difficult for Discovery Labs to gain FDA or other regulatory approval of its products; Discovery Labs may be unable to raise additional capital or enter into additional collaboration agreements (including strategic alliances for development or commercialization of SRT); Discovery Labs’ lengthy and costly research and development programs, including pre-clinical studies, clinical trials and other efforts to gain regulatory approval for any of its products, including Surfaxin, may not progress or may be subject to potentially significant delays or regulatory holds, or fail; Discovery Labs or its contract manufacturers or materials suppliers may be unable to successfully manufacture adequate supplies of its drug product or drug substances when needed or in amounts sufficient to meet demand; Discovery Labs may be unable to develop, manufacture and successfully commercialize products that combine Discovery Labs’ drug products with innovative aerosolization technologies; Discovery Labs may be unable to profitably develop and market its products; Discovery Labs may be unable to maintain and protect the patents and licenses related to its SRT; other companies may develop competing therapies and/or technologies or health care reform may adversely affect Discovery Labs; and Discovery Labs may become involved in securities, product liability and other litigation. The foregoing risks and others are further described in Discovery Labs filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Company Contact:
Lisa Caperelli, Investor Relations
215-488-9413

Condensed Consolidated Statement of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2008	2007	2008	2007

Revenue	$2,500	$-	$4,550	$-
Operating expenses: (1)
Research and development	7,439	6,794	14,670	12,216
General and administrative	5,076	3,465	9,582	6,219
Total expenses	12,515	10,259	24,252	18,435
Operating loss	(10,015)	(10,259)	(19,702)	(18,435)
Other income / (expense)	(200)	(125)	(227)	(259)
Net loss	$(10,215)	$(10,384)	$(19,929)	$(18,694)
Net loss per common share	$(0.11)	$(0.12)	$(0.21)	$(0.24)

Weighted average number of common shares outstanding	96,691	83,825	96,670	76,907

(1)
Expenses include a charge for stock-based employee compensation in accordance with the provisions of FAS 123(R). For the three and six months ended June 30, 2008, the charges associated with FAS 123(R) were $1.2 million ($0.4 million in R&D and $0.8 million in G&A) and $2.2 million ($0.7 million in R&D and $1.5 million in G&A), respectively. For the three and six months ended June 30, 2007, the charges associated with FAS 123(R) were $1.7 million ($0.5 million in R&D and $1.2 million in G&A) and $2.4 million ($0.8 million in R&D and $1.6 million in G&A), respectively.

Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2008	2007
ASSETS	(unaudited)
Current Assets:
Cash and marketable securities	$33,364	$53,007
Receivables, prepaid expenses and other current assets	2,857	611
Total Current Assets	36,221	53,618
Property and equipment, net	6,616	7,069
Restricted Cash	600	600
Other assets	1,182	1,457
Total Assets	$44,619	$62,744

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$3,001	$757
Accrued expenses	5,079	7,087
Equipment loan and other liabilities	2,875	2,625
Total Current Liabilities	10,955	10,469
Long-Term Liabilities:
Loan payable, including accrued interest	9,903	9,633
Equipment loan and other liabilities	2,442	3,861
Total Liabilities	23,300	23,963
Stockholders' Equity	21,319	38,781
Total Liabilities and Stockholders' Equity	$44,619	$62,744